================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]       Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]       Definitive Proxy Statement
[ ]       Definitive Additional Materials
[ ]       Soliciting Material Pursuant to ss.240.14a-12

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:________

    2)   Aggregate number of securities to which transaction applies:___________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):______

    4)   Proposed maximum aggregate value of transaction:_______________________

    5)   Total fee paid:________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:________________________________________________

    2)   Form, Schedule or Registration Statement No.:__________________________

    3)   Filing Party:__________________________________________________________

    4)   Date Filed:____________________________________________________________

================================================================================

              (COLOR LOGO OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.)






                                            April 9, 2002




Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held at 4:00 p.m., C.D.T., Wednesday, May 22, 2002, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172.

          The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

          Whether or not you plan to attend the Annual Meeting, please execute and return the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will avoid the expense of further solicitation to assure a quorum and a representative vote. If you later attend the meeting and wish to vote in person, you may withdraw your proxy and so vote at that time.

                                            Sincerely,

                                            /S/ JOSEPH E. CAPPY
                                            ------------------------------------

                                            Joseph E. Cappy
                                            Chairman of the Board,
                                            Chief Executive Officer
                                            and President

         (BLACK AND WHITE LOGO OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------

                                  April 9, 2002


TO THE STOCKHOLDERS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.:

          The Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. will be held at 4:00 p.m., C.D.T., Wednesday, May 22, 2002, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172, for the following purposes:

          1. To elect nine (9) directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and shall qualify;

          2. To ratify and approve the appointment of Deloitte & Touche LLP, as independent auditors of the Company for the 2002 year; and

          3. To conduct any other business properly brought before the meeting.

          Only stockholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

          A list of stockholders entitled to vote at the meeting will be available for examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at least ten days before the meeting in the Office of the Executive Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

          Your vote is important. Please vote now by proxy even if you plan to attend the meeting. You may vote by marking, signing and dating your proxy card on the reverse side and returning it promptly in the accompanying envelope. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.

                                            By Order of the Board of Directors

                                            /S/ STEPHEN W. RAY
                                            ------------------------------------

                                            Stephen W. Ray
                                            Secretary


--------------------------------------------------------------------------------
  Your vote is important. Please vote by marking, signing and dating your proxy card on the reverse side and returning it promptly
                          in the accompanying envelope.
--------------------------------------------------------------------------------

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
                              5330 East 31st Street
                              Tulsa, Oklahoma 74135


                                 PROXY STATEMENT


                          INFORMATION ABOUT THE MEETING
                          -----------------------------

          This Proxy Statement is solicited by the Board of Directors of Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTG"), and is furnished in connection with the Annual Meeting of Stockholders to be held at 4:00 p.m., C.D.T., Wednesday, May 22, 2002, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172. DTG began mailing this Proxy Statement and the accompanying proxy card on or about April 9, 2002.

          As used in this Proxy Statement, "Dollar" means Dollar Rent A Car Systems, Inc., an Oklahoma corporation, and its subsidiaries, "Thrifty" means Thrifty, Inc., an Oklahoma corporation, and its subsidiaries, and "Company" means collectively, DTG, Dollar and Thrifty.

Quorum

          The record date for the meeting is March 25, 2002. DTG has outstanding one class of voting securities, being common stock, $0.01 par value ("Common Stock" or "Shares"), of which 24,330,879 Shares were outstanding as of the close of business on the record date. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum.

Vote Required

          Each stockholder is entitled to one vote for each Share held of record at the close of business on the record date. Directors are elected by a plurality vote, which means that if there are more nominees than positions to be filled, the nominees for whom the most affirmative votes are cast will be elected. Each other matter voted on at the meeting will be approved if a majority of the votes cast are in favor of such matter. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected or a matter approved. Inspectors of election appointed by the Board will tabulate the votes cast.

Proxy Voting

          The proxy card represents the Shares held of record by each stockholder. Each stockholder can authorize the individuals named in the proxy card to vote Shares by signing, dating and mailing the proxy card. Each stockholder's Shares will then be voted at the meeting as the stockholder specifies or, if the stockholder does not specify a choice, as recommended by the Board. Each stockholder may revoke the proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by DTG before the meeting. If you hold your Shares through a brokerage firm or other nominee, you may elect to vote your Shares by a toll-free phone number or over the Internet by following the instructions on the proxy materials forwarded to you.

Proxy Solicitation

          Execution and return of the enclosed proxy is being solicited by and on behalf of the Board of Directors of DTG for the purposes set forth in the Notice of Annual Meeting. Solicitation other than by mail may be made personally, by telephone or otherwise, by employee officers and employees of the Company who will not be additionally compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of Shares held of record by them. Georgeson Shareholder Communications Inc. has been retained to assist in the solicitation of proxies at a cost of approximately $6,000. The total cost of soliciting proxies will be borne by DTG.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS
                     --------------------------------------

          DTG has nominated for re-election to the Board nine candidates who currently serve on DTG's Board. If elected, each candidate will serve for a one-year term ending at the Annual Meeting of Stockholders to be held in 2003 or when their successors are duly elected and qualified. For more information concerning these director nominees, see "Biographical Information Regarding Director Nominees and Named Executive Officers - Director Nominees". Unless otherwise designated, the enclosed proxy card will be voted FOR the election of the foregoing nominees as directors. The Board does not believe that any of these nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the stockholder's proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED HEREIN AS DIRECTORS OF DTG.

              PROPOSAL NO. 2 - APPOINTMENT OF INDEPENDENT AUDITORS
              ----------------------------------------------------

          Upon recommendation of the Audit Committee, the Board has appointed, subject to stockholder approval, the firm of Deloitte & Touche LLP, independent public accountants, as the independent auditors of DTG for the calendar year 2002. This firm has served DTG in this capacity since its inception in November 1997.

          The following table provides the various fees and out-of-pocket costs billed by Deloitte & Touche LLP for the fiscal year ended December 31, 2001:

          Audit Fees
          o    Fees  related  to audits of the  consolidated  and
               subsidiaries'   annual  financial  statements  and
               reviews of the  consolidated  quarterly  financial
               statements                                               $867,903


          Financial Information Systems Design and Implementation Fees  $      -


          All Other Fees
          o    Audit Related Fees:  Employee  benefit plan audit,
               agreed-upon debt compliance procedures,  statutory
               airport   concession   fee   audits,    accounting
               consultations  and  information  security  reviews       $630,852
          o    Tax and  Other  Consulting:  Primarily  assistance
               with tax  preparation  and tax consulting                $ 99,687
                                                                        --------
                    Total All Other Fees                                $730,539


          The Audit Committee of the Board has considered and concluded that the provision by Deloitte & Touche LLP of non-audit services included in the fees set forth in the table above under "Total All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP.

          A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2002.

                       BIOGRAPHICAL INFORMATION REGARDING
                 DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS
                 ----------------------------------------------

Director Nominees

          Below is information concerning each of the nominees for election to the Board, including their name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of DTG.

          Molly Shi Boren, age 58, has served as a director since May 2000. A lawyer and former judge, she has been active in Oklahoma and national civic affairs. Ms. Boren has previously served as a director of Pepsi-Cola Bottling Company of Chicago, Liberty Bancorporation, Pet Food Company and Central and South West Corporation.

          Thomas P. Capo, age 51, has served as a director since November 1997. Mr. Capo was the Senior Vice President and Treasurer of DaimlerChrysler Corporation ("DaimlerChrysler"), from November 1998 to August 2000. From November 1991 to October 1998 he was Treasurer of Chrysler Corporation. Mr. Capo is also a director of Sonic Automotive, Inc.

          Joseph E. Cappy, age 67, has served as a director since November 1997. Mr. Cappy served as a Vice President of Chrysler Corporation from August 1987 to December 1997. Mr. Cappy is also a director of BOK Financial Corporation.

          Edward J. Hogan, age 74, has served as a director since December 1997. Mr. Hogan has been Chairman and Founder of Pleasant Holidays, a tour operator specializing in Hawaiian vacations, since April 1959. Mr. Hogan has also served as a director of Castle & Cooke, which has large holdings of real estate in Hawaii, since October 1993.

          Maryann N. Keller, age 58, has served as a director since May 2000. Ms. Keller was President of the Automotive Services unit of priceline.com from July 1999 to November 2000. She joined priceline.com from Furman Selz (now part of ING Barings), where she served as a managing director of the firm since 1986. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. Ms. Keller is also a director of Sonic Automotive, Inc.

          The Honorable Edward C. Lumley, age 62, has served as a director since December 1997. Mr. Lumley has been Vice Chairman of the investment banking firm BMO Nesbitt Burns since August 1994. Mr. Lumley previously served as a Member of the Canadian Parliament and as Minister of International Trade, Industry, Trade and Commerce, Communications, and Science and Technology. Mr. Lumley is also a director of Air Canada, Canadian National, Magna International, Magna Entertainment and Intier Automotive.

          John C. Pope, age 52, has served as a director since December 1997. Mr. Pope has been Chairman of PFI Group, an investment firm, since July 1994. Mr. Pope was the Chairman of the Board of MotivePower Industries, Inc. from January 1996 to November 1999 and a director from May 1995 to November 1999. Mr. Pope served as a director and in various executive positions with UAL Corporation and United Airlines, Inc. between January 1988 and July 1994. Mr. Pope is also a director of Air Canada, Federal Mogul Corporation, Kraft Foods Inc., Per-Se Technologies, Inc., Wallace Computer Services, Inc. and Waste Management, Inc.

          John P. Tierney, age 70, has served as a director since December 1997. Mr. Tierney was the Chairman and Chief Executive Officer of Chrysler Financial Corporation, the financial services subsidiary of Chrysler Corporation, from August 1987 until his retirement in December 1994. Mr. Tierney is also a director of Charter One Financial, Inc.

          Edward L. Wax, age 65, has served as a director since December 1997. Mr. Wax has been Chairman Emeritus of Saatchi & Saatchi Advertising Worldwide, an advertising firm with substantial experience in the travel industry, since January 1998 and was Chairman from June 1997 to December 1997. Mr. Wax was Chief Executive Officer of Saatchi & Saatchi Advertising Worldwide from February 1992 to May 1997. Mr. Wax is also a director of Golf Trust of America, Inc.

Named Executive Officers

          The following sets forth information concerning the executive officers of the Company identified under "Executive Compensation - Summary Compensation Table", including their name, age, principal occupation and employment during at least the past five years and the period during which such person has served as an executive officer of the Company.

          Peter G. Guptill, age 59, has been the Executive Vice President of Dollar-Florida Region since January 1996. Mr. Guptill is also a director of the Travel Industry Association of America and the Florida Tourism Commission.

          Steven B. Hildebrand, age 47, has been the Vice President and Chief Financial Officer of DTG since November 1997 and was elected Executive Vice
President of DTG in May 2000. Prior to his election as a DTG officer, Mr. Hildebrand was Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc. since August 1995.

          Donald M. Himelfarb, age 56, has been an Executive Vice President of DTG since November 1997 and also served as a director of DTG from November 1997 to May 2000. Mr. Himelfarb has been President of Thrifty Rent-A-Car System, Inc. since June 1992 and Thrifty since December 1998.

          Gary L. Paxton, age 55, has been an Executive Vice President of DTG since November 1997 and also served as a director of DTG from November 1997 to May 2000. Mr. Paxton has been President of Dollar since December 1990.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                    DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
                    ----------------------------------------

Certain Beneficial Owners

          The following table sets forth certain information as of March 21, 2002 with respect to each person known by DTG to beneficially own more than 5% of the outstanding Shares:

Name and Address                 Amount and Nature
of Beneficial Owner              of Beneficial Ownership    Percent of Class (1)
-------------------              -----------------------    --------------------

Perkins, Wolf, McDonnell & Company     3,340,665                    13.7%
53 W. Jackson Blvd., Suite 722
Chicago, Illinois 60604

Tweedy, Browne Company LLC             2,145,367                     8.8%
350 Park Avenue
New York, New York 10022

Berger Small Cap Value Fund (2)        1,809,070                     7.4%
210 University Boulevard
Suite 900
Denver, Colorado 80206

Dimensional Fund Advisors Inc. (3)     1,749,200                     7.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

The Carmel Trust (4)                   1,723,300                     7.1%
c/o Skadden, Arps, Slate, Meagher
   & Flom
333 West Wacker Drive
Chicago, Illinois 60606
DTI Investments, LLC
4000 Island Blvd.
Williams Island, Florida  33160
Carmel Holding Co.
c/o Carmel Investment Fund
TK House
Bayside Executive Park
West Bay Street & Blake Road
Nassau Bahamas


-----------

(1)       Based on 24,328,612 Shares outstanding as of March 21, 2002.

(2) Perkins, Wolf, McDonnell & Company is the sub investment advisor delegated with investment and voting authority.

(3) Dimensional Fund Advisors Inc. disclaims beneficial ownership of the Shares.

(4) The Carmel Trust owns all of the outstanding membership interests of DTI Investments, LLC ("DTI") and all of the outstanding capital stock of Carmel Holding Co. ("CHC"). DTI and CHC own 391,600 and 1,331,700 Shares, respectively.

Director Nominees and Executive Officers

          The following table sets forth certain information as of March 21, 2002, with respect to the number of Shares owned by (i) each director of DTG,
(ii) each named executive officer of the Company, and (iii) all directors and named executive officers of the Company as a group.

                              Amount and Nature
Name of Beneficial Owner      of Beneficial Ownership (1)   Percent of Class (2)
------------------------      ---------------------------   --------------------

Molly Shi Boren                       9,077 (3)                 Less than 1%

Thomas P. Capo                        7,616 (4)                 Less than 1%

Joseph E. Cappy                     420,373 (5)                 1.7%

Edward J. Hogan                      23,370 (6)                 Less than 1%

Maryann N. Keller                     9,296 (7)                 Less than 1%

The Hon. Edward C. Lumley            27,370 (8)                 Less than 1%

John C. Pope                         30,017 (9)                 Less than 1%

John P. Tierney                      29,011 (10)                Less than 1%

Edward L. Wax                        25,879 (11)                Less than 1%

Peter G. Guptill                     86,310 (12)                Less than 1%

Steven B. Hildebrand                123,905 (13)                Less than 1%

Donald M. Himelfarb                 148,045 (14)                Less than 1%

Gary L. Paxton                      168,495 (15)                Less than 1%

All directors and executive       1,108,764                     4.6%
officers as a group

-----------

(1) The SEC deems a person to have beneficial ownership of all shares which such person has the right to acquire within sixty (60) days. Accordingly, Shares subject to options exercisable within sixty (60) days are included in this column.

(2)       Based on 24,328,612 Shares outstanding as of March 21, 2002.

(3) Consists of (i) 4,077 Shares subject to a deferral agreement between DTG and Ms. Boren, and (ii) 5,000 Shares subject to options.

(4) Consists of (i) 3,972 Shares subject to a deferral agreement between DTG and Mr. Capo, and (ii) 3,644 Shares subject to options.

(5)       Consists of (i) 87,300  Shares owned  of record by  Mr. Cappy's trust,
          (ii) 48,473 Shares held in the Deferred Compensation Plan (hereinafter defined), (iii) 253,300 Shares subject to options, and (iv) 31,300 Shares owned of record by the trust of Mr. Cappy's spouse.

(6) Consists of (i)10,370 Shares owned of record by the trust of Mr. Hogan and his spouse, and (ii) 13,000 Shares subject to options.

(7) Consists of (i) 4,296 Shares subject to a deferral agreement between DTG and Ms. Keller, and (ii) 5,000 Shares subject to options.

(8) Consists of (i) 14,370 Shares owned of record by Mr. Lumley, and (ii) 13,000 Shares subject to options.

(9) Consists of (i) 6,000 Shares owned of record by Mr. Pope, (ii) 11,017 Shares subject to a deferral agreement between DTG and Mr. Pope, and
          (iii) 13,000 Shares subject to options.

(10) Consists of (i) 6,000 Shares owned of record by Mr. Tierney, (ii) 10,011 Shares subject to a deferral agreement between DTG and Mr. Tierney, and (iii) 13,000 Shares subject to options.

(11) Consists of (i) 3,200 Shares owned of record by Mr. Wax, (ii) 9,679 Shares subject to a deferral agreement between DTG and Mr. Wax, and
          (iii) 13,000 Shares subject to options.

(12) Consists of (i) 1,000 Shares owned of record by Mr. Guptill, (ii) 7,118 Shares held in the Deferred Compensation Plan, (iii) 225 Shares held in DTG's 401(k) Plan, and (iv) 77,967 Shares subject to options.

(13) Consists of (i) 3,000 Shares owned of record by Mr. Hildebrand, (ii) 14,671 Shares held in the Deferred Compensation Plan, and (iii) 106,234 Shares subject to options.

(14)      Consists of (i) 20,045 Shares held in the Deferred  Compensation Plan,
          (ii) 124,500 Shares subject to options, and (iii) 3,500 Shares owned of record by the trust of Mr. Himelfarb's spouse.

(15)      Consists  of (i) 7,500  Shares owned  of record by Mr. Paxton's trust,
          (ii) 21,928 Shares held in the Deferred Compensation Plan, (iii) 137,567 Shares subject to options, and (iv) 1,500 Shares owned of record by the trust of Mr. Paxton's spouse.

         MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS
         ---------------------------------------------------------------

Meetings and Committees

          The Board has established certain standing committees, which are comprised solely of non-employee directors, to consider designated matters. These committees of the Board are: the Governance Committee, the Audit Committee, the Human Resources and Compensation Committee and the Strategic Planning Committee. In accordance with the Bylaws of DTG, the Board annually elects from its members the members and chairman of each committee. The table below sets forth the number of Board and committee meetings (including teleconference meetings) held in 2001, the members of each committee and the chairman of each committee:

                                                     Human Resources   Strategic
    Board Member           Board  Governance  Audit  and Compensation  Planning
    ------------           -----  ----------  -----  ----------------  ---------

    Molly Shi Boren          X        X                     X

    Thomas P. Capo           X                  X                          X

    Joseph E. Cappy          X (1)

    Edward J. Hogan          X        X (1)     X

    Maryann N. Keller        X                  X                          X

    The Hon. Edward C.
         Lumley              X                              X (1)          X

    John C. Pope             X                              X              X (1)

    John P. Tierney          X        X         X (1)

    Edward L. Wax            X        X                     X

    Meetings Held in 2001   14        2         5           6              2

--------------------

(1)      Designates the chairman.


          During the 2001 year, each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served, and the average attendance level for all Board and committee meetings was approximately 99%.

Governance Committee

          The Governance Committee evaluates the organization, function and performance of the Board and its committees, the qualifications for director nominees and matters involving corporate governance and compliance. Director nominations by stockholders may be submitted at the times and in the same manner as stockholder proposals. See "Stockholder Proposals for Next Annual Meeting".

Audit Committee

          The Audit Committee recommends the appointment of independent auditors and reviews their fees for audit and non-audit services and the scope and results of audits performed by them and by the Company's internal auditors. It also reviews the Company's system of internal accounting controls, its significant accounting policies and its financial statements and related disclosures. See "Report of Audit Committee".

Human Resources and Compensation Committee

          The Human Resources and Compensation Committee makes recommendations to the Board regarding DTG's executive compensation program, as well as generally reviewing the human resources area for the Company, including its management development and succession. As a part of its compensation function, it approves salaries, executive retirement benefits, incentive compensation awards and stock option grants for officers and senior executives, as well as corporate goals under performance based compensation plans. See "Executive Compensation - Report of Human Resources and Compensation Committee on Executive Compensation".

Strategic Planning Committee

          The Strategic Planning Committee is charged with the responsibility of reviewing, critiquing and recommending for consideration by the Board management's strategic plan for DTG. An additional responsibility is the initial review for the Board of any extraordinary or other material business transactions identified by management which might benefit DTG's strategy.

Report of Audit Committee

          Independence and Charter

          The Audit Committee of the Board is currently comprised of four independent directors and operates under a written charter adopted by the Board. Each of the members is currently independent as defined by DTG policy and the New York Stock Exchange rules regarding director independence on audit committees.

          Meetings With Management, Internal Auditors and Independent Auditors

          The Audit Committee reviewed and discussed the audited financial statements and effectiveness of internal controls with management, internal auditors and the independent auditors of the Company, Deloitte & Touche LLP. Based on these discussions and its other work, the Audit Committee recommended that the Board include the audited consolidated financial statements in DTG's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

          The Audit Committee also has met and held discussions with management, internal auditors and the independent auditors regarding various topics in addition to matters related to financial statements.

          The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards ("SAS") No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by SAS No. 89 (Audit Adjustments) and SAS No. 90 (Audit Committee Communications).

          In addition,  Deloitte  &  Touche  LLP  also  provided  to  the  Audit
Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the Audit Committee such firm's independence.

          Responsibility

          The Audit Committee is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing and maintaining internal controls and the independent auditors have the responsibility for auditing financial statements and evaluating the effectiveness of the internal controls. The Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on DTG's financial statements.

                                            THE AUDIT COMMITTEE



                                            John P. Tierney, Chairman
                                            Thomas P. Capo
                                            Edward J. Hogan
                                            Maryann N. Keller


March 21, 2002

Compensation

          Fees

          In 2001, directors who were not officers or employees of DTG were paid an annual board retainer of $25,000, payable in Common Stock. They were also paid an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee thereof (excluding members of the Strategic Planning Committee), in each case payable in cash or Common Stock, as desired by the non-employee director. Members of the Strategic Planning Committee were paid a quarterly attendance fee of $1,250, payable in cash or Common Stock, as desired by the non-employee director. In addition to the meeting fees described above, committee chairmen were also paid an annual retainer of $5,000, payable in Common Stock. Non-employee directors could elect in advance to defer their fees. During the 2002 year, as a part of Company-wide cost savings initiatives, the non-employee directors agreed to a twelve percent (12%) reduction in fees, which will be restored if DTG reaches certain earnings targets.

          Stock Options

          In May 2001, non-employee directors were granted NQSOs (hereinafter defined) to purchase 5,000 Shares at the exercise price of $23.90 per Share. Such NQSOs become exercisable on May 31, 2002 and expire on May 23, 2011. Under certain circumstances, including a change in control of DTG, the NQSOs would be exercisable immediately.

          Other

          In 2001, DTG made available to each non-employee director the personal use of two vehicles while serving as a director, together with insurance coverage. Rental cars are also furnished for short-term use for product and service evaluation purposes. In the event of a change in control of DTG, ownership of the vehicles will be transferred to the director and the use of rental cars for product and service evaluation will continue.

          No Compensation or Benefits

          DTG does not pay compensation or provide benefits for service to any director solely in such capacity who is also an officer or employee of the Company.

Stock Ownership Guidelines

          All current non-employee directors of DTG are required to own Shares or options valued at not less than five times the annual retainer of $25,000, for a total of $125,000. The requirements are phased in over five years of service on the Board of Directors.

Certain Understandings

         In connection with continuing credit support to the Company for vehicle fleet financing, DTG agreed to nominate and support a DaimlerChrysler designee to its Board. Thomas P. Capo, who previously was a DaimlerChrysler Senior Vice President and its Treasurer, originally held this directorship. Although Mr. Capo is no longer employed by DaimlerChrysler, the appointment of a successor designee to the DTG Board has not been exercised by DaimlerChrysler. The Company's agreements relating to this position expire upon termination of DaimlerChrysler credit support and repayment of any sums due in connection therewith.

                             EXECUTIVE COMPENSATION
                             ----------------------

Report of Human Resources and Compensation Committee on Executive Compensation

          This report explains DTG's executive compensation program for 2001. The Human Resources and Compensation Committee, which is comprised solely of non-employee directors, determines the compensation of senior executives of the Company.

          Compensation Philosophy

          DTG's executive compensation program is a critical part of the effective management of its key executives. The program provides incentives and rewards senior management for building long-term stockholder value. It is designed to: (i) establish a comparative framework of companies for pay/performance analysis, (ii) maintain a strong relationship between performance and awards, (iii) communicate a link between pay and performance,
(iv) encourage stock ownership and focus on the use of equity-based incentives, and (v) balance all compensation components to create a total pay program based on specific performance goals.

          Stock Ownership Guidelines

          DTG maintains stock ownership guidelines to more closely align the interests of executives with those of stockholders ranging from one half of annual base salary to three times annual base salary for executives currently employed by the Company.

          Components of Executive Compensation Program

          The Company's executive compensation program has four components: base salary, incentive compensation cash bonuses, long-term Share incentive compensation and supplemental retirement benefits. The following is a summary of the considerations underlying each component.

               Base Salary

               The Human Resources and Compensation Committee establishes base salaries for executive officers in relation to base salaries paid by a group of companies which was compared to the Company because they were similarly sized service companies in terms of corporate revenues, or had operations in the local geographic job market, or were vehicle rental industry peers. Base salaries may vary depending on factors such as responsibility, current performance and tenure.

               Incentive Compensation Cash Bonuses

               The Company's annual incentive compensation plan is a cash bonus plan designed to provide performance based compensation awards to executives for achievement of corporate objectives during the past year. Pretax profit objectives are established for Dollar, Thrifty and DTG. These objectives range from a minimum threshold to earn a partial award to a maximum award. Annual awards to senior executives are based upon individual operating company performance, except for DTG executives whose awards are based on consolidated performance.

               Long-Term Incentive Compensation

               DTG has adopted a long-term incentive plan (the "LTIP"). The LTIP is intended to provide equity-based incentives to officers and key employees of the Company that serve to align their interests with those of stockholders. The LTIP permits the granting of any or all of the following type of awards: (i) stock options, including incentive stock options and non-qualified stock options ("NQSOs"), (ii) stock appreciation rights, (iii) restricted stock awards, (iv) performance awards, including performance shares ("Performance Shares"), and (v) other forms of stock-based incentive awards.

               In November 2001, NQSOs for 653,900 Shares were approved for approximately 185 employees, including each of the named executive officers at an exercise price of $11.45 per Share. These NQSOs become exercisable in three equal annual installments commencing November 30, 2002 and expire on November 18, 2011.

               In January 2001, 62,700 target Performance Shares were approved for granting to officers and certain key employees of the Company. Such awards established a target number of Shares that could be earned based upon the 2001 performance year, vesting in three equal annual installments. The number of Performance Shares ultimately earned by a grantee would be expected to range from zero to 200% of the grantee's target award, depending on the level of corporate performance for the 2001 year against established profit targets. However, for the 2001 performance year, no Performance Shares were earned because the established profit targets were not met.

               Compensation consultants were retained to analyze incentive practices of publicly traded car rental companies and other corporations. Their recommendations were considered in setting the design and size of the NQSO and Performance Share grants.

               Supplemental Retirement Benefits

               In December 1994, Pentastar Transportation Services, Inc., predecessor to DTG, adopted a deferred compensation plan (the "Deferred Compensation Plan") to provide a means by which certain executives of the Company may elect to defer receipt of specified percentages or amounts of their compensation, to also permit certain other deferrals of compensation, and to encourage such employees to remain employed by the Company. The Company has established a non-qualified trust to provide a source of payment for benefits under the Deferred Compensation Plan. The Company makes contributions to the Deferred Compensation Plan in addition to elective deferrals of compensation by executives.

               DTG adopted a retirement plan in December 1998 (the "Retirement Plan") to provide a means by which the Company can provide retirement income to key executives to encourage them to remain employed by the Company. Another non-qualified trust has been created to provide a source for payment of benefits under the Retirement Plan. The Company makes contributions to the Retirement Plan.

          Compensation for the Chief Executive Officer

          In 2001, despite the effects of a recession and an unprecedented reduction in travel and rental car demand following the September 11 terrorist attacks, the Company remained profitable with net income of $13.8 million. During the 2001 year, Joseph E. Cappy led the Company in various cost savings initiatives, including sizing the vehicle fleet to meet reduced rental car demand. Although the Company was profitable for 2001, Mr. Cappy was not paid a bonus and did not earn any Performance Shares.

          In establishing each of the components of Mr. Cappy's compensation, the Human Resources and Compensation Committee relied on information developed from compensation surveys with the assistance of a compensation consulting firm, and comparative industry data.

          Compensation Committee Interlocks and Insider Participation

          The Hon. Edward C. Lumley, Human Resources and Compensation Committee Chairman and a director of DTG, is the Vice Chairman of BMO Nesbitt Burns. In February 1999, BMO Nesbitt Burns assisted in a fleet securitization for Thrifty's Canadian vehicles. Although only a one-time structuring fee was paid to BMO Nesbitt Burns at closing, additional program fees will be paid to BMO Nesbitt Burns to cover placement, liquidity and administration fees during the five year term of the arrangement.

          Federal Income Tax Liability

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount the Company can deduct for compensation paid to the Chief Executive Officer and the other four most highly-compensated executive officers of the Company. However, performance based compensation that meets certain requirements of the Code is not subject to this limit. The LTIP is a performance based plan. It is the intention of the Human Resources and Compensation Committee to continue to preserve the deductibility of executive compensation to the extent reasonably practicable by complying with Code Section 162(m). However, there may be occasions when the payment of non-deductible compensation might be appropriate.

                                            THE HUMAN RESOURCES AND
                                            COMPENSATION COMMITTEE


                                            The Hon. Edward C. Lumley, Chairman
                                            Molly Shi Boren
                                            John C. Pope
                                            Edward L. Wax


March 21, 2002

Summary Compensation Table

          The following table provides certain summary information concerning compensation of DTG's Chief Executive Officer and each of the named executive officers of the Company for the three fiscal years ended December 31, 2001, 2000 and 1999:



                                            Annual Compensation                        Long-Term Compensation
                                            -------------------                        ----------------------

                                                                 Securities                         All Other
    Name and Principal                                           Underlying          LTIP          Compensation
         Position             Year    Salary ($)    Bonus ($)    Options (#)    Payouts ($) (1)      ($) (2)
-------------------------     ----    ----------    ---------    -----------    ---------------    ------------

Joseph E. Cappy,              2001      580,000        -0-          75,000          993,468            96,772
Chairman of the Board,        2000      550,000      757,350        75,000            -0-             108,744
Chief Executive Officer       1999      481,500      963,000        50,700            -0-              71,616
and President

Gary L. Paxton,               2001      353,541        -0-          39,300          454,013            57,315
Executive Vice President      2000      315,662      326,000        39,300            -0-             380,836
and President - Dollar        1999      286,965      430,448        28,000            -0-             282,197

Donald M. Himelfarb,          2001      314,604        -0-          32,700          399,995            50,470
Executive Vice President      2000      280,896      290,095        32,700            -0-             259,593
and President - Thrifty       1999      255,360      383,040        25,200            -0-             177,121

Steven B. Hildebrand,         2001      265,356        -0-          28,200          300,689            44,040
Executive Vice President      2000      252,720      260,997        28,200            -0-             167,558
and Chief  Financial          1999      234,000      351,000        21,500            -0-             111,836
Officer

Peter G. Guptill,             2001      240,500        -0-          25,400          147,376            35,855
Executive Vice President      2000      227,500      191,919        26,000            -0-             214,013
Dollar - Florida Region       1999      216,776      260,131        15,300            -0-             167,078


-----------

(1) Represents Performance Shares earned with respect to the years 1998, 1999 and 2000, and fully vested in 2001.

(2) Represents (i) the final amounts distributed in 1999 and 2000 under the discontinued executive retention plans of Dollar Rent A Car Systems, Inc. and Thrifty Rent-A-Car System, Inc., (ii) the Company's contributions to its qualified and non-qualified defined contribution plans, including supplemental retirement plans, and (iii) life and disability insurance premiums.

Option Grants in Last Fiscal Year

          The following table provides certain summary information concerning stock option grants made to DTG's Chief Executive Officer and each of the named executive officers of the Company for the fiscal year ended December 31, 2001:



                                                 % of Total
                       Number of Securities    Options Granted    Exercise or
                        Underlying Options       to Employees     Base Price     Expiration        Grant Date
        Name                  Granted           in Fiscal Year      ($/Sh)           Date       Present Value ($)(1)
--------------------   --------------------    ---------------    -----------    ----------    --------------------

Joseph E. Cappy               75,000               11.5%            11.45        11/18/2011          490,103

Gary L. Paxton                39,300                6.0%            11.45        11/18/2011          256,814

Donald M. Himelfarb           32,700                5.0%            11.45        11/18/2011          213,685

Steven B. Hildebrand          28,200                4.3%            11.45        11/18/2011          184,279

Peter G. Guptill              25,400                3.9%            11.45        11/18/2011          165,981


-----------

(1) All options are granted at an exercise price equal to the market value of DTG's Common Stock on the date of grant. Accordingly, if there is no appreciation in market value, no value will be realizable. In accordance with SEC rules, the Black-Scholes option valuation model was used to estimate the fair value of the options at the date of grant, using the following assumptions: weighted-average expected life of the awards of six years, volatility factor of 56.43%, risk-free interest rate of 4.33% and no payment of dividends. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock volatility. DTG does not believe that the Black-Scholes model, or any other valuation model, is a reliable method of computing the present value of the employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock underlying the option exceeds the exercise price on the date of exercise.

Certain Continuing Arrangements

          In September 1998, DTG entered into an Employment Continuation Agreement with Mr. Cappy. The agreement provides for benefits to be paid to Mr. Cappy upon termination of his employment following a change in control of DTG subject to certain requirements contained in the agreement. The agreement was filed as Exhibit 10.3 to DTG's Quarterly Report on Form 10-Q for the period ended September 30, 1998. Amendments to the agreement were filed as Exhibits
10.23 and 10.25 to DTG's Quarterly Report on Form 10-Q for the period ended June 30, 2001, and as Exhibit 10.27 to DTG's Annual Report on Form 10-K for the 2001 fiscal year.

          In September 1998, DTG also established the Employment Continuation Plan for Key Employees. The plan provides for benefits to be paid to certain employees upon termination of their employment following a change in control of DTG subject to certain requirements contained in the plan. The plan currently covers 44 employees of the Company. The plan was filed as Exhibit 10.4 to DTG's Quarterly Report on Form 10-Q for the period ended September 30, 1998. Amendments to the plan were filed as Exhibit 10.21 to DTG's Quarterly Report on Form 10-Q for the period ended March 31, 2001, Exhibits 10.24 and 10.26 to DTG's Quarterly Report on Form 10-Q for the period ended June 30, 2001, and Exhibit
10.28 to DTG's Annual Report on Form 10-K for the 2001 fiscal year.

          Following a change in control of DTG, certain senior executive officers of DTG (currently four individuals) will receive the same leased vehicle and rental car benefits as the non-employee directors. See "Meetings, Committees and Compensation of the Board of Directors - Compensation - Other".

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION
                   -------------------------------------------

          The following graph compares the cumulative total stockholder return on DTG Common Stock with the Peer Group Index, the Russell 2000 Stock Market Index and the Media General Rental and Leasing Services Group Index. The Media General Rental and Leasing Services Group Index is a published index of 29 stocks including DTG and two of DTG's competitors, ANC Rental Corporation and Budget Group Inc.

          The results are based on an assumed $100 invested on December 17, 1997, and reinvestment of dividends through December 31, 2001.



                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
      Dollar Thrifty Automotive Group, Inc., Peer Group Index, Russell 2000
            Stock Market Index, and Media General Rental and Leasing
                              Services Group Index



                                 (Graph Omitted)




Company/Index/Market                  12/17/97      12/31/97     12/31/98     12/31/99       12/29/00      12/31/01
----------------------------------- ------------  ------------  ----------  -------------  ------------  ------------

Dollar Thrifty Automotive Group,       100.00        100.00        62.83        116.78         91.46         75.61
Inc.

Peer Group Index                       100.00        102.79        47.21         26.95          6.32          1.49

Russell 2000 Stock Market Index        100.00        100.00        97.20        116.24        111.22        112.36

Media General Rental and Leasing       100.00        100.00        96.81         86.76         75.66         74.71
Services Group Index


          DTG has selected a different index from an index used for the immediately preceding fiscal year by substituting the Media General Rental and Leasing Services Group Index for the Peer Group Index which included Hertz, Avis, Budget and ANC Rental Corporation. During 2001, Hertz and Avis were acquired by Ford Motor Company and Cendant Corporation, respectively. Also in 2001, ANC Rental Corporation filed for bankruptcy court protection. As a result of these significant industry changes, DTG no longer believes that the Peer Group Index provides a meaningful basis for comparison. DTG's total return for 2001 was -17.3%. The total return for the Media General Rental and Leasing Services Group Index in 2001 was -1.26%. The Peer Group Index (which no longer includes Hertz and Avis) used by DTG in previous proxy statements disclosed a -76.4% return for 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

          The Hon. Edward C. Lumley, Human Resources and Compensation Committee Chairman and a director of DTG, is the Vice Chairman of BMO Nesbitt Burns. In February 1999, BMO Nesbitt Burns assisted in a fleet securitization for Thrifty's Canadian vehicles. Although only a one-time structuring fee was paid to BMO Nesbitt Burns at closing, additional program fees will be paid to BMO Nesbitt Burns to cover placement, liquidity and administration fees during the five-year term of the arrangement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
             -------------------------------------------------------

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and statements of changes in ownership of Common Stock, as well as annual statements of ownership. Based solely upon a review of forms furnished to the Company, during the fiscal year ended December 31, 2001, the Company believes that all SEC filing requirements applicable to the Company's directors, executive officers and persons owning more than 10% of the Common Stock were met.

                               REPORT ON FORM 10-K
                               -------------------

          A copy of DTG's Report on Form 10-K for the period ended December 31, 2001, filed with the SEC (including related financial statements and schedules) is available to stockholders without charge, upon written request to the Executive Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
                  ---------------------------------------------

          The deadline for submitting proposals for the possible inclusion in next year's proxy statement is not less than 90 nor more than 120 days before the Annual Meeting of Stockholders to be held in 2003, and a proposal received outside of this time frame will be untimely and not considered for the Annual Meeting of Stockholders to be held in 2003; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. Proposals, including any accompanying supporting statement, may not exceed 500 words and should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

                                  OTHER MATTERS
                                  -------------

          As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            /S/ STEPHEN W. RAY
                                            ------------------------------------

                                            Stephen W. Ray
                                            Secretary
Tulsa, Oklahoma
April 9, 2002

                                   APPENDIX A
                                   ----------

                              (FRONT SIDE OF PROXY)

                 PROXY -- DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         Annual Meeting of Stockholders

                                  May 22, 2002


          The undersigned stockholder of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, hereby appoints Pamela S. Peck or Michael H. McMahon, or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Dollar Thrifty Automotive Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172, on May 22, 2002, at 4:00 p.m., C.D.T., or any adjournment thereof, in accordance with the following instructions.

          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2.

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES AND "FOR" PROPOSAL NO. 2.

          YOUR VOTE IS IMPORTANT. PLEASE VOTE BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side)
           ----------------------------------------------------------

                             (REVERSE SIDE OF PROXY)


                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.


                            ANNUAL MEETING PROXY CARD


1.        Election of Directors

          The Board of Directors recommends a vote FOR the listed nominees.

                                          For            Withhold

          01 - Molly Shi Boren           _____           ________

          02 - Thomas P. Capo            _____           ________

          03 - Joseph E. Cappy           _____           ________

          04 - Edward J. Hogan           _____           ________

          05 - Maryann N. Keller         _____           ________

          06 - The Hon. Edward C.
                   Lumley                _____           ________

          07 - John C. Pope              _____           ________

          08 - John P. Tierney           _____           ________

          09 - Edward L. Wax             _____           ________


2.        Ratification of Auditors

          The Board of Directors recommends a vote FOR the following proposal.

          Ratification of Deloitte & Touche LLP      For     Against     Abstain
          as independent auditors for 2002.          ___     _______     _______


AUTHORIZED SIGNATURES -- SIGN HERE -- THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a business entity, please sign in full business entity name by an authorized representative.

Signature 1                  Signature 2                   Date (dd/mm/yyyy)

_____________________        ______________________        _____ / _____ / _____